Exhibit 99.1

For Immediate	Contacts:	News Media	Securities Analysts
Release		Jules Andres 310-252-3529 Jules.Andres@mattel.com	Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS 2004 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Worldwide net sales up 6 percent;
•	Domestic gross sales up 10 percent and international gross sales up 3 percent;
•	Worldwide gross sales for core brands: Barbie® down 1 percent; Hot Wheels® up 8 percent; core Fisher-Price® up 7 percent and American Girl® brands up 7 percent;
•	Gross margin decreased 130 basis points of net sales; SG&A decreased 10 basis points of net sales;
•	Operating income as a percentage of net sales was 17.0 percent, down 50 basis points;
•	Earnings per share of $0.68 vs. prior year of $0.49; and
•	Included in net income is a $65 million non-recurring benefit to income tax expense.

Full-Year Highlights

•	Worldwide net sales up 3 percent;
•	Domestic gross sales flat and international gross sales up 7 percent;
•	Worldwide gross sales for core brands: Barbie® down 8 percent; Hot Wheels® up 7 percent; core Fisher-Price® up 9 percent and American Girl® brands up 10 percent;
•	Gross margin decreased 180 basis points of net sales; SG&A as a percentage of net sales flat with the prior year;
•	Operating income as a percentage of net sales was 14.3 percent, down 150 basis points;
•	Earnings per share of $1.35 vs. prior year of $1.22; and
•	Included in net income is a $65 million non-recurring benefit to income tax expense.

EL SEGUNDO, Calif., January 31, 2005 — Mattel, Inc. (NYSE:MAT) today reported 2004 fourth quarter and full-year financial results. For the quarter, the company reported net income of $284.3 million, or $0.68 per share, compared to last year’s fourth quarter net income of $213.9 million, or $0.49 per share. For the year, the company reported net income of $572.7 million, or $1.35 per share, compared to last year’s net income of $537.6 million, or $1.22 per share.

In the fourth quarter of 2004, a settlement was reached with the Internal Revenue Service (“IRS”) regarding the examination of the company’s U.S. federal income tax returns for the years 1998 through 2001. The settlement resulted in a non-recurring benefit to net income of approximately $65 million for the fourth quarter and the full year. As previously disclosed in the company’s 2003 Annual Report on Form 10-K, the examinations of prior years’ U.S. federal income tax returns by the IRS are performed regularly in the normal course of business.

“Despite a challenging retail environment, we finished the year with improved momentum,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We made good progress on two of our key goals for 2004 by invigorating the Barbie® brand and building on our success in the learning category, as reflected by our increased category share.”

Financial Overview

For the quarter, net sales were $1.85 billion, a 6 percent increase from $1.74 billion last year, which included a benefit from changes in currency exchange rates of 2 percentage points. On a regional basis, fourth quarter gross sales increased 10 percent in the U.S., and were up 3 percent in international markets, which included a benefit from changes in currency exchange rates of 5 percentage points. Operating income for the quarter was up 3 percent at $314.0 million, primarily due to higher sales volume, partially offset by lower gross margins.

For the year, net sales were $5.10 billion, a 3 percent increase from $4.96 billion last year, which included a benefit from changes in currency exchange rates of 2 percentage points. Additionally, beginning in October 2003, the company changed the way it classifies certain close out sales, resulting in a 0.8 percentage point benefit to net sales for full year 2004, when compared to 2003.

On a regional basis, full-year gross sales were flat in the U.S., and were up 7 percent in international markets, which included a benefit from changes in currency exchange rates of 5 percentage points. Operating income for the year was $730.8 million, a decrease of 7 percent compared to the prior year, driven primarily by lower gross margins.

The company’s debt-to-total capital ratio of 20.6 percent is in line with the company’s long-term goal and the company ended the year with more than $1.1 billion of cash, which is consistent with the level on hand at the end of 2003.

Sales by Business Unit

Mattel Brands Business Unit: Fourth Quarter

For the fourth quarter, worldwide gross sales for the Mattel Brands business unit were $1.13 billion, a 5 percent increase versus a year ago. Worldwide gross sales for the Barbie® brand were down 1 percent. Worldwide gross sales for Other Girls Brands were up 1 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 1 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were up 30 percent for the quarter.

Mattel Brands Business Unit: Full Year

For the year, worldwide gross sales for the Mattel Brands business unit were $3.23 billion, or down 1 percent. Worldwide gross sales for the Barbie® brand were down 8 percent. Worldwide gross sales for Other Girls Brands were down 10 percent for the year.

Full year, worldwide gross sales for the Wheels category were up 3 percent. Gains in international sales of Hot Wheels® were partially offset by declines in Matchbox® worldwide.

Full year, worldwide gross sales for the Entertainment business were up 22 percent with strong sales growth in Games, related to the success of Scene It™ and the launch of Juicebox™, and continued strength in our male action entertainment properties, including Batman™, Megaman™ and Yu-Gi-Oh!™.

Fisher-Price® Brands Business Unit: Fourth Quarter

Fourth quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were $658.5 million, up 10 percent due to strong worldwide sales of core Fisher-Price® and Fisher-Price Friends.

Fisher-Price® Brands Business Unit: Full Year

For the year, worldwide gross sales for the Fisher-Price® Brands business unit were $1.92 billion, up 8 percent driven by double-digit sales growth of Fisher-Price Friends and solid sales growth of core Fisher-Price® worldwide.

American Girl® Brands Business Unit: Fourth Quarter

Fourth quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $214.4 million, up 7 percent.

American Girl® Brands Business Unit: Full Year

For the full year, gross sales for the American Girl® Brands business unit were $379.1 million, up 10 percent, primarily due to the continued success of the American Girl Place® retail store in New York City and increased sales of The American Girls Collection® dolls and accessories related to the first American Girl® live-action, made-for-TV movie, which aired in November.

Live Webcast

Mattel will webcast its 2004 fourth quarter and year-end earnings conference call at 5:30 a.m. Pacific time (8:30 a.m. Eastern time) today. The conference call will be simulcast on the “Investors & Media” section of www.mattel.com. To listen to the live call, logon to the Website at least 15 minutes early to register, download and install any necessary audio software. An archive of the call may be accessed beginning two hours after the completion of the live call. To listen to a replay of the call via telephone, dial + (719) 457-0820. The passcode is 989174. The telephonic playback will be available beginning at 8:30 a.m. Pacific time the morning of the call, until Wednesday, Feb. 2 at 9 p.m. Pacific time.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the headings “Financial Information” — “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever created. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about sales momentum, increased category share performance and the company’s debt-to-total capital ratio goal. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
	2004		2003		Yr / Yr % Change	2004		2003(a)		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,850.4		$1,741.1		6%	$5,102.8		$4,960.1		3%
Cost of sales	954.4	51.6%	876.0	50.3%	9%	2,692.1	52.8%	2,530.6	51.0%	6%

Gross Profit	896.0	48.4%	865.1	49.7%	4%	2,410.7	47.2%	2,429.5	49.0%	-1%
Advertising and promotion expenses	279.1	15.1%	274.9	15.8%	2%	643.0	12.6%	636.1	12.8%	1%
Other selling and administrative expenses	302.9	16.3%	286.2	16.4%	6%	1,036.9	20.3%	1,002.9	20.3%	3%
Restructuring and other charges	—	0.0%	0.4	0.0%	-100%	—	0.0%	4.8	0.1%	-100%

Operating Income	314.0	17.0%	303.6	17.5%	3%	730.8	14.3%	785.7	15.8%	-7%
Interest expense	25.4	1.4%	23.8	1.4%	7%	77.8	1.5%	80.6	1.6%	-3%
Interest (income)	(5.5)	-0.3%	(4.2)	-0.2%	28%	(19.7)	-0.4%	(18.9)	-0.4%	4%
Other non-operating (income), net	(6.1)	-0.3%	(10.0)	-0.6%	-38%	(23.5)	-0.4%	(16.8)	-0.3%	40%

Income Before Income Taxes	300.2	16.2%	294.0	16.9%	2%	696.2	13.6%	740.8	14.9%	-6%
Provision for income taxes	15.9		80.1			123.5		203.2

Net Income	$284.3	15.4%	$213.9	12.3%	33%	$572.7	11.2%	$537.6	10.8%	7%

EPS - Basic	$0.69		$0.50			$1.37		$1.23

Average Number of Common Shares Outstanding - Basic	415.1		430.8			419.2		437.0

EPS - Diluted	$0.68		$0.49			$1.35		$1.22

Average Number of Common and Common Equivalent Shares Outstanding - Diluted	419.2		435.3			423.1		442.2

(a)	Close out sales for the first three quarters of 2003 totaling $38.1 million are classified as a reduction of cost of sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except percentage information)	2004		2003		2004		2003(a)
Worldwide Gross Sales:
Mattel Brands	$1,127.1		$1,068.4		$3,233.4		$3,255.6
% Change		5%		2%		-1%		1%
Pos./(Neg.) Impact of Currency (in % pts)		2		5		3		5
Fisher-Price Brands	658.5		601.2		1,920.2		1,771.2
% Change		10%		10%		8%		4%
Pos./(Neg.) Impact of Currency (in % pts)		2		4		1		2
American Girl Brands	214.4		200.1		379.1		344.4
% Change		7%		0%		10%		-2%
Other	7.6		2.7		13.4		8.2

Gross Sales	$2,007.6		$1,872.4		$5,546.1		$5,379.4

% Change		7%		4%		3%		1%
Pos./(Neg.) Impact of Currency (in % pts)		2		4		2		3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,007.6		$1,872.4		$5,546.1		$5,379.4
Sales Adjustments	(157.2)		(131.3)		(443.3)		(419.3)

Net Sales	$1,850.4		$1,741.1		$5,102.8		$4,960.1

% Change		6%		4%		3%		2%
Pos./(Neg.) Impact of Currency (in % pts)		2		4		2		4

(a)	Close out sales for the first three quarters of 2003 totaling $38.1 million are classified as a reduction of cost of sales. Please refer to Mattel’s Current Report on Form 8-K dated February 3, 2004, for discussion of annual and quarterly close out sales amounts impacting worldwide gross sales.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	At December 31,
(In millions)	2004	2003
Assets
Cash and short-term investments	$1,156.8	$1,152.7
Accounts receivable, net	759.0	543.9
Inventories	418.6	388.7
Prepaid expenses and other current assets	302.8	309.6

Total current assets	2,637.2	2,394.9
Property, plant and equipment, net	586.5	625.9
Other assets	1,532.8	1,490.2

Total Assets	$4,756.5	$4,511.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$29.0	$19.6
Current portion of long-term debt	189.1	52.3
Accounts payable and accrued liabilities	1,229.2	1,142.7
Income taxes payable	279.9	253.2

Total current liabilities	1,727.2	1,467.8
Long-term debt	400.0	589.1
Other long-term liabilities	243.5	237.9
Stockholders’ equity	2,385.8	2,216.2

Total Liabilities and Stockholders’ Equity	$4,756.5	$4,511.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2004	2003
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	37	28
Inventories
Days of Supply (DOS)	89	90
Total Debt Outstanding	$618.1	$661.0
Debt-to-Total Capital Ratio	20.6%	23.0%

	Year Ended December 31,
(In millions)	2004	2003
Preliminary Condensed Cash Flow Data (a):
Cash Flows From Operating Activities	$570	$605
Cash Flows (Used For) Investing Activities	(108)	(181)
Cash Flows (Used For) Financing Activities and Other	(458)	(538)

Increase (Decrease) in Cash and Short-term Investments	$4	$(114)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Annual Report on Form 10-K for the year ended December 31, 2004.